EXHIBIT 16

                          [Arthur Anderson Letterhead]






September 17, 1999

Office of the Chief Accountant
Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549






Dear Sir/Madam:

We have read the second paragraph of Item 4 included in the Form 8-K dated September 14, 1999 of Starmet Corporation to be filed with the Securities and Exchange Commission and are in agreement with the statements contained therein with the exception of the last sentence for which we have no basis to agree or disagree.

Very truly yours,

ARTHUR ANDERSEN LLP
/s/ ARTHUR ANDERSEN LLP





Copy to:     Robert Quinn, President
             Starmet Corporation